Exhibit 99.1

Kerr-McGee Reports Record Production With Fourth-Quarter 2004 Results, Replaces 280% of Annual Production

Oklahoma City, Jan. 26, 2005 - Kerr-McGee Corp. (NYSE: KMG) reports income from continuing operations for the 2004 fourth quarter of $133.8 million (86 cents per diluted common share), compared with $50.5 million (50 cents per share) for the 2003 fourth quarter. The company’s 2004 fourth-quarter adjusted after-tax income was $167.5 million ($1.07 per share), compared with $86.9 million (86 cents per share) for the 2003 fourth quarter. Adjusted after-tax income is determined by excluding from net income the results from discontinued operations, the cumulative effect of a change in accounting principle and other items.

			Year Ended
	Fourth Quarter		December 31,
(Millions of dollars, except per-share amounts)	2004	2003	2004	2003

Net Income	$133.8	$50.3	$404.0	$218.6
Loss from Discontinued Operations	-	.2	-	.3
Change in Accounting Principle (FAS 143)	-	-	-	34.7
Income from Continuing Operations	133.8	50.5	404.0	253.6
Add Other Items(1)	33.7	36.4	218.9	150.3

Adjusted After-Tax Income	$167.5	$86.9	$622.9	$403.9

Diluted Earnings Per Share
Net Income	$.86	$.50	$3.11	$2.17
Discontinued Operations	-	-	-	-
Change in Accounting Principle	-	-	-	.31
Continuing Operations	$.86	$.50	$3.11	$2.48
Adjusted After-Tax Income	$1.07	$.86	$4.71	$3.84

(1) Items included in “Other Items” are listed on Page 9 as “Other Information, Net of
Income Taxes.”

Adjusted after-tax income and the related measure per diluted share exclude items that management deems to not be reflective of the company’s core operations. These measures are non-GAAP financial measures. Management believes that these measures provide valuable insight into the company’s core earnings from operations and enable investors and analysts to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that adjusted after-tax income is comparable with similarly titled amounts for other companies.

Kerr-McGee also announced that it replaced 280% of its production of 114.3 million barrels of oil equivalent (BOE). The company achieved record production for the second consecutive quarter, with 2004 fourth-quarter daily production averaging 372,100 BOE, an increase of 41% from the 2003 fourth quarter. Production for the year averaged 312,200 BOE per day, an increase of approximately 15% from the prior year.
“In 2004, we continued to successfully implement our strategy of expanding our company’s depth and balance, growing our core areas where we have expertise, cost and technological advantages,” said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. “With the strategic acquisition of Westport and the start of production at Red Hawk in the Gulf of Mexico and in Bohai Bay, China, we achieved record production for the second consecutive quarter and replaced 280% of our worldwide 2004 production. We also enhanced our portfolio of high-potential prospects through acreage additions in core areas and proven hydrocarbon basins worldwide. We continued to exercise financial discipline, reducing the company’s debt to capital ratio to 41% at year end.
“We expect to achieve record production in 2005, with volumes projected to increase in the range of 13% to 18% versus 2004,” said Corbett. “We’re confident we also will grow our reserves as we execute our 2005 capital and exploratory program, which includes identified low-risk exploitation opportunities in the Rockies, appraisals of 2004 discoveries in Alaska, Brazil and China, and a high-potential exploratory program. We have confirmed rigs for our aggressive onshore and offshore drilling programs and expect to move more of our large inventory of probable and possible resources into the proved reserve category throughout the year.”

Exploration and Production and Chemical Operating Profit
Fourth-quarter 2004 operating profit was $338.2 million, compared with $208.5 million for the 2003 period. Exploration and production operating profit was $330.5 million, compared with $234.7 million in the 2003 fourth quarter. The increase was due to higher oil and gas sales volumes and prices, partially offset by higher operating and exploration costs. The higher sales volumes primarily were due to the acquisition of Westport Resources Corp. late in the second quarter of 2004, and the start of production at Red Hawk in the Gulf of Mexico, and Bohai Bay, China, in the 2004 third quarter and Gunnison late in the 2003 fourth quarter. Chemical operating profit was $7.7 million for the 2004 fourth quarter, compared with an operating loss of $26.2 million for the 2003 period. The improvement primarily was due to plant shutdown and work force reduction costs in the 2003 period and higher pigment sales volumes and prices in the 2004 fourth quarter.
“After three years of depressed market conditions in the titanium dioxide pigment industry, we are seeing visible signs of recovery and improved results in our Chemical business,” said Corbett.

Interest Expense and Debt
Interest expense for the 2004 fourth quarter was $64.3 million, an increase of $4.1 million from the prior-year period, due to higher average debt balances in the 2004 fourth quarter as a result of the Westport acquisition. Total debt at Dec. 31, 2004, was $3.7 billion, compared with $3.9 billion at Sept. 30, 2004. The company’s debt to capital ratio finished the year at 41%, compared with 58% at the end of 2003.

Oil and Gas Volumes and Prices
Kerr-McGee’s daily oil production for the fourth quarter of 2004 averaged 184,700 barrels, up 32% from the prior-year period. This increase related primarily to the start of production in China in the 2004 third quarter, the Westport acquisition late in the second quarter of 2004 and increasing production from deepwater Gulf of Mexico fields. The average sales price for oil for the 2004 fourth quarter, including the effects of the company’s hedging program, was $28.99 per barrel, up from $25.86 per barrel for the 2003 fourth quarter.

Fourth-quarter daily sales of natural gas averaged 1.125 billion cubic feet, compared with 742 million cubic feet for the 2003 quarter, an increase of 51%. The increase was due to start of production at Red Hawk in the third quarter, the Westport acquisition and increasing production from deepwater Gulf of Mexico fields. The average sales price for the 2004 fourth quarter, including the effects of the company’s hedging program, was $5.25 per thousand cubic feet, a 24% increase from the 2003 fourth quarter.

Sales and Capital Expenditures
Sales from continuing operations totaled approximately $1.6 billion for the 2004 fourth quarter, compared with approximately $1.0 billion for the 2003 fourth quarter.
Capital expenditures for the fourth quarter of 2004 were $462.3 million, compared with $249.5 million for the 2003 fourth quarter.

Reserves
The company grew proved oil and natural gas reserves by nearly 20% to 1.2 billion BOE at year-end 2004, and increased the percent of its proved developed reserves by approximately 30%. Proved developed reserves now represent 65% of total reserves. Year-end reserves were 57% natural gas and 43% crude oil and liquids. Approximately 77% were located in the United States, 20% in the United Kingdom sector of the North Sea and 3% in Bohai Bay, China. In 2004, the company instituted a third-party review of its procedures and methods for estimating proved reserves. Netherland, Sewell & Associates, Inc. (NSAI) was engaged to provide this service. A letter outlining the results of their review has been filed as an 8-K with the U.S. Securities and Exchange Commission (SEC).

The information disclosed in this release is preliminary and may change prior to filing of the company’s annual report on Form 10-K with the SEC due to circumstances that may be in existence at Dec. 31, 2004, but are not yet known at the date of this release.
Kerr-McGee will hold a conference call today at 11 a.m. EST to discuss its fourth-quarter 2004 financial and operating results and expectations for the future. Interested parties may listen to the call via Kerr-McGee’s website at www.kerr-mcgee.com or by calling 888-482-0024 in the United States, or 617-801-9702 outside the United States. The password for both dial-in numbers will be Kerr-McGee. Detailed listings of Kerr-McGee’s oil and gas derivatives and projected daily average production volumes will be available on the company’s website at http://www.kerr-mcgee.com/ir/guidance.htm at the time of the call. A replay of the call will be available for 48 hours at 888-286-8010 in the United States or 617-801-6888 outside the United States. The code for the replay call will be #37639132. The webcast will be archived for 30 days on the company’s website.
Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $14 billion. For more information, visit the company’s website at www.kerr-mcgee.com.

Statements in this news release regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “expect,” “estimate,” ”projected,” or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates, cash flows and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the success of the oil and gas exploration and production program, drilling risks, the market value of Kerr-McGee's products, uncertainties in interpreting engineering data, demand for consumer products for which Kerr-McGee's businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets (including changes in currency exchange rates), political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company's Annual Report on Form 10-K and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We use certain terms in this release, such as "probable and possible resources," that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-16619, available from Kerr-McGee's offices or website, www.kerr-mcgee.com. You also can obtain these forms from the SEC by calling 1-800-SEC-0330.

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Media contacts:	Debbie Schramm Direct: 405-270-2877 Pager: 888-734-8294 dschramm@kmg.com	John Christiansen Direct: 405-270-3995 Cell: 405-406-6574 jchristiansen@kmg.com

Investor contact:	Rick Buterbaugh Direct: 405-270-3561

05-03

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(Millions of dollars, except per-share amounts)	2004	2003	2004	2003
Consolidated Statement of Income
Revenues	$1,599.1	$1,027.0	$5,178.7	$4,185.3
Costs and Expenses -
Costs and operating expenses	606.3	434.5	1,972.8	1,667.9
Selling, general and administrative expenses	98.2	122.2	346.5	370.5
Shipping and handling expenses	46.9	39.0	166.4	140.4
Depreciation and depletion	316.8	182.4	1,060.9	745.6
Accretion expense	8.4	6.2	30.0	25.0
Asset impairments	14.1	1.9	35.8	13.8
Loss (gain) associated with assets held for sale	21.8	(28.5)	29.0	(45.4)
Exploration, including dry holes and amortization of
undeveloped leases	140.7	67.0	355.7	353.9
Taxes, other than income taxes	47.1	27.7	148.9	97.6
Provision for environmental remediation and restoration,
net of reimbursements	11.5	(3.8)	92.4	62.6
Interest and debt expense	64.3	60.2	244.9	251.4
Total Costs and Expenses	1,376.1	908.8	4,483.3	3,683.3
	223.0	118.2	695.4	502.0
Other Expenses	(13.5)	(16.2)	(41.2)	(58.9)
Income before Income Taxes	209.5	102.0	654.2	443.1
Provision for Income Taxes	(75.7)	(51.5)	(250.2)	(189.5)
Income from Continuing Operations	133.8	50.5	404.0	253.6
Discontinued Operations, net of taxes	-	(0.2)	-	(0.3)
Cumulative Effect of Change in Accounting Principle, net of taxes	-	-	-	(34.7)
Net Income	$133.8	$50.3	$404.0	$218.6

Earnings per Common Share -
Basic -
Continuing operations	$0.89	$0.50	$3.20	$2.52
Cumulative effect of change in accounting principle	-	-	-	(0.34)
Net income	$0.89	$0.50	$3.20	$2.18
Diluted -
Continuing operations	$0.86	$0.50	$3.11	$2.48
Cumulative effect of change in accounting principle	-	-	-	(0.31)
Net income	$0.86	$0.50	$3.11	$2.17

Thousands of Common Shares Outstanding -
End of period			151,889	100,860
Average	150,720	100,148	126,313	100,145
Average - including dilution	161,706	100,883	136,919	110,683

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(Millions of dollars)	2004	2003 (a)	2004	2003 (a)
Segment Information
Revenues
Exploration and production	$1,233.5	$712.0	$3,855.0	$2,922.5
Chemicals - Pigment	339.0	274.9	1,208.4	1,078.8
Chemicals - Other	26.6	40.1	115.1	183.8
	1,599.1	1,027.0	5,178.5	4,185.1
All other	-	-	0.2	0.2
Total	$1,599.1	$1,027.0	$5,178.7	$4,185.3

Operating Profit
Exploration and production -
Domestic (c)	$392.5	$206.7	$1,304.2	$958.1
North Sea	83.7	73.0	316.9	365.0
China	33.8	(2.3)	51.8	7.8
Other international	(3.1)	(2.4)	(10.6)	(7.0)
Asset impairments	(14.1)	(1.9)	(28.4)	(13.8)
Gain (loss) associated with assets held for sale	(21.8)	28.5	(29.0)	45.4
Total Production Operations	471.0	301.6	1,604.9	1,355.5
Exploration expense	(140.5)	(66.9)	(355.5)	(353.8)
	330.5	234.7	1,249.4	1,001.7
Chemicals -
Pigment	9.3	(13.3)	(80.1)	(12.5)
Other	(1.6)	(12.9)	(11.4)	(35.0)
	7.7	(26.2)	(91.5)	(47.5)
Total	338.2	208.5	1,157.9	954.2
Net interest expense	(61.9)	(59.3)	(239.0)	(246.4)
Loss from equity affiliates	(2.6)	(8.8)	(25.9)	(32.5)
Derivatives and Devon stock revaluation (b)	(2.3)	10.7	2.0	3.9
Foreign currency losses	(6.0)	(28.4)	(14.5)	(40.9)
Other expenses	(55.9)	(20.7)	(226.3)	(195.2)
Provision for income taxes	(75.7)	(51.5)	(250.2)	(189.5)
Income from Continuing Operations	133.8	50.5	404.0	253.6
Discontinued operations, net of taxes	-	(0.2)	-	(0.3)
Cumulative effect of change in accounting principle, net of taxes	-	-	-	(34.7)
Net Income	$133.8	$50.3	$404.0	$218.6

Net Operating Profit
Exploration and production	$206.7	$152.8	$787.2	$629.0
Chemicals - Pigment	5.1	(6.2)	(53.0)	(4.0)
Chemicals - Other	(1.0)	(8.3)	(7.4)	(22.7)
Total	210.8	138.3	726.8	602.3
Net interest expense	(39.7)	(39.3)	(153.6)	(160.2)
Loss from equity affiliates	(1.7)	(5.7)	(16.8)	(21.1)
Derivatives and Devon stock revaluation (b)	(1.5)	7.0	1.3	2.6
Foreign currency losses	(3.9)	(27.3)	(9.5)	(39.5)
Other expenses	(30.2)	(22.5)	(144.2)	(130.5)
Discontinued operations, net of taxes	-	(0.2)	-	(0.3)
Cumulative effect of change in accounting principle, net of taxes	-	-	-	(34.7)
Net Income	$133.8	$50.3	$404.0	$218.6

(a) Certain prior year amounts have been reclassified to conform with the current year's presentation.
(b) Includes nonhedge derivatives that are not part of operating profit. Investment in Devon stock was disposed of in the third quarter 2004.
(c) Includes $13.5 gain and $23.4 loss ($8.8 gain and $15.2 loss after tax) in the 2004 fourth quarter and twelve months, respectively, for nonhedge derivatives.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(Millions of dollars)	2004	2003 (a)	2004	2003 (a)
Selected Exploration and Production Information
Revenue, excluding marketing revenue	$1,081.3	$629.6	$3,435.5	$2,624.9
Production Costs -
Lease operating expense	152.9	85.1	451.8	333.6
Production taxes	36.3	14.0	103.7	52.0
Total	189.2	99.1	555.5	385.6
Depreciation and depletion	286.0	152.0	854.2	609.4
Accretion expense	8.2	6.2	29.8	25.0
Asset impairments	14.1	1.9	28.4	13.8
Loss (gain) associated with assets held for sale	21.8	(28.5)	29.0	(45.4)
General and administrative expense	35.8	55.3	134.8	127.1
Transportation expense	31.2	26.0	111.4	93.8
Gas gathering, pipeline and other expenses	24.4	16.6	88.7	66.5
Exploration expense	140.5	66.9	355.5	353.8
Total Costs and Expenses	751.2	395.5	2,187.3	1,629.6
Net, excluding marketing activities	330.1	234.1	1,248.2	995.3
Marketing - gas sales revenue	152.2	82.4	419.5	297.6
Marketing - gas purchase cost (including transportation)	(151.8)	(81.8)	(418.3)	(291.2)
Operating Profit	$330.5	$234.7	$1,249.4	$1,001.7

Other Information, Net of Income Taxes
Nonhedge commodity derivatives and Devon stock revaluation (b)	$12.8	$5.7	$(6.6)	$(4.0)
Foreign currency losses	(3.9)	(27.3)	(9.5)	(39.5)
Asset impairments	(8.8)	(1.2)	(18.1)	(8.8)
Gain (loss) associated with assets held for sale	(14.0)	18.3	(18.9)	28.9
Litigation reserve	(1.0)	(0.2)	(4.1)	(5.8)
Mobile plant shutdown	-	(3.9)	(1.5)	(30.3)
Forest products shutdown	-	-	-	(5.8)
Savannah plant write-down	0.2	-	(79.4)	-
Environmental expenses, net of reimbursements	(7.6)	2.3	(62.9)	(39.9)
Gain (loss) on sale of Devon stock	-	11.1	1.3	11.1
Curtailment of pension and postretirement plans and
other costs related to the 2003 workforce reduction program	(1.4)	(25.9)	(1.4)	(36.8)
Compensation expense related to ESOP loan repayments	-	(14.0)	-	(14.0)
Insurance premium adjustment	(9.8)	-	(9.8)	-
Other items	(0.2)	(1.3)	(8.0)	(5.4)
Total	$(33.7)	$(36.4)	$(218.9)	$(150.3)

Selected Balance Sheet Information
Cash			$75.7	$142.0
Current Assets			1,860.6	1,832.5
Total Assets			14,494.7	10,249.9
Current Liabilities			2,462.5	2,231.6
Total Debt			3,699.3	3,655.5
Stockholders' Equity			5,317.5	2,635.8

Selected Cash Flow Information
Cash Provided by Operating Activities	$723.0	$325.8	$2,050.2	$1,517.9
Depreciation, Depletion and Amortization
(including asset impairments and gain/loss on assets held for sale)	375.7	170.4	1,189.1	788.7
Dividends Paid	68.1	45.4	204.7	181.3
Capital Expenditures (including dry hole expense) -
Exploration and production	$424.8	$211.7	$1,229.7	$1,049.5
Chemicals - Pigment	26.5	30.9	82.7	90.5
Chemicals - Other	2.2	2.4	9.0	6.9
	453.5	245.0	1,321.4	1,146.9
All other	8.8	4.5	18.7	14.7
Total Capital Expenditures (including dry hole expense)	$462.3	$249.5	$1,340.1	$1,161.6

(a) Certain prior year amounts have been reclassified to conform with the current year's presentation.
(b) Investment in Devon stock was disposed of in the third quarter 2004.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Crude oil & condensate production (thousands of bbls/day)
Domestic -
Offshore	63.1	54.4	59.9	56.8
Onshore	36.7	18.4	28.2	19.7
North Sea	62.8	67.1	62.3	71.6
China	22.1	-	8.4	2.1
Total Continuing Operations	184.7	139.9	158.8	150.2
Discontinued Operations	-	-	-	0.6
Total	184.7	139.9	158.8	150.8

Average price of crude oil sold (per bbl) (a)
Domestic -
Offshore	$30.83	$26.71	$29.43	$26.12
Onshore	29.99	25.95	28.43	26.23
North Sea	26.23	25.08	26.50	25.82
China	30.52	-	32.37	29.66
Average for Continuing Operations	28.99	25.86	28.23	26.04
Discontinued Operations	$-	$-	$-	$24.47

Natural gas sold (MMCF/day)
Domestic -
Offshore	418	282	364	277
Onshore	623	350	472	352
North Sea	84	110	85	97
Total	1,125	742	921	726

Average price of natural gas sold (per MCF) (a)
Domestic -
Offshore	$5.47	$4.59	$5.44	$4.88
Onshore	5.17	4.17	5.08	4.31
North Sea	4.77	3.60	4.06	3.09
Average	$5.25	$4.25	$5.13	$4.37

Titanium dioxide pigment production
(thousands of tonnes)	133	141	550	532

a) The effect of the company's oil and gas commodity hedging program is included in the average sales prices shown above.